Exhibit 99.1

Postal Realty Trust, Inc. Provides Leasing Update

CEDARHURST, NEW YORK, September 26, 2024 (GLOBE NEWSWIRE) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 1,950 properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to industrial facilities, announced today an update on its ongoing lease negotiations with the USPS.

Leasing Update

●	Agreed to new rents on all expired 2023 leases and the majority of the expired and scheduled to expire 2024 leases.

●	As of September 25, 2024, the Company had received 162 fully executed new leases from the USPS, representing 2023 and 2024 leases that have expired and are scheduled to expire. The 2023 leases received represent nearly 57% of the aggregate 2023 expired rent and the 2024 leases received represent 51% of the aggregate 2024 expired and scheduled to expire rent. This excludes leases subject to renewal options and leases negotiated by prior ownership.

●	These executed leases contained 3% annual rent escalations resulting in 19% of the owned portfolio being subject to annual rent escalations.

●	The 2023 and 2024 leases contained a mix of five and ten-year lease terms.

●	Received a total net lump sum catch-up payment of approximately $1.2 million from the USPS related to the new 2023 and 2024 leases executed during the third quarter, bringing the total amount received to $1.5 million. Net lump sum catch-up payments represent the difference between the prior lease rent and the agreed upon new lease rent and are paid upon the execution of new leases that were previously expired.

“Our team has been working diligently with the Postal Service to modify our historical leasing process to enable more efficient lease negotiations and timely lease execution. We are pleased with the results of the 2023 and 2024 lease negotiations. With continued annual rent escalations and the introduction of ten years of duration on a subset of leases, we believe we will be able to enhance our internal growth story and maximize long-term shareholder value. Discussions are in progress with the Postal Service on the 2025 lease expirations with the mutual goal of executing new leases prior to lease expiration. We look forward to providing further details in our next quarterly update”, stated Andrew Spodek, Chief Executive Officer.

2023 Leases

As of September 25, 2024, the Company had received 79 fully executed new leases from the USPS representing nearly 57% of the aggregate 2023 expired rent and all were subject to 3% annual rent escalations. As of September 25, 2024, the Company received a total net lump sum catch-up payment of approximately $970,000 from the USPS related to the 2023 leases executed during the third quarter 2024, bringing the total net lump sum catch-up payment received from the 2023 leases to approximately $1.3 million.

2024 Leases

As of September 25, 2024, the Company had received 83 fully executed new leases from the USPS representing 51% of the aggregate 2024 expired and scheduled to expire rent and all were subject to 3% annual rent escalations. As of September 25, 2024, the Company received a total net lump sum catch-up payment of approximately $220,000 from the USPS related to the 2024 leases executed during the third quarter 2024 (no net lump sum catch-up payments related to the 2024 leases were received prior to the third quarter 2024).

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and ability to obtain financing and close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 1,950 properties leased primarily to the USPS. More information is available at postalrealtytrust.com.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: (516) 232-8900